Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SECOND QUARTER 2013 RESULTS

HOUSTON (July 25, 2013) -- Noble Energy, Inc. (NYSE: NBL) announced today second quarter 2013 net income of $377 million, or $1.04 per diluted share, and income from continuing operations(1) of $358 million, or $0.99 per diluted share. Excluding the impact of unrealized commodity derivative gains and certain other items, second quarter 2013 adjusted income from continuing operations(2) was $249 million, or $0.69 per diluted share. For the second quarter of 2012, the Company had income from continuing operations(1) of $275 million, or $0.74 per diluted share, and adjusted income from continuing operations(2) of $137 million, or $0.36 per diluted share.

Discretionary cash flow from continuing operations(2) for the second quarter of 2013 was $765 million compared to $640 million for the same quarter of 2012. Net cash provided by operating activities was $539 million and capital expenditures were $1.1 billion during the second quarter of 2013.

Key highlights for the second quarter of 2013 include:

•	Achieved record sales volumes of 260 thousand barrels of oil equivalent per day (MBoe/d)

•	Attained record DJ Basin horizontal production averaging 50 MBoe/d

•	Reached record exit rate of 150 million cubic feet equivalent per day (MMcfe/d) in the Marcellus Shale

•	Confirmed primary resource target with the successful Gunflint appraisal well in the Gulf of Mexico

•	Announced a natural gas discovery at the Karish prospect offshore Israel

•	Reached full operation at Tamar natural gas field and averaged over 99 percent reliability since initial production in April

•	Initiated first production from the Alen field offshore Equatorial Guinea

Charles D. Davidson, Noble Energy's Chairman and CEO, commented, “Our second quarter results position us well to meet our objectives for 2013 and continue to lay a foundation for long-term, sustainable growth. The commencement of production at Alen is a milestone accomplishment and marks our fourth major project brought online in the last two years, within budget and ahead of schedule. For the remainder of the year, we look forward to continuing to establish new production records, with significant contributions from all of our core areas of operation. In addition, we are participating in a number of impactful exploration and appraisal wells, including our first prospects in Nevada and offshore Nicaragua, both of which have the potential to be new core areas for Noble Energy.”

VOLUMES AND PRICES
Second quarter 2013 sales volumes from continuing operations averaged a record 260 MBoe/d, an increase of 24 percent compared to the second quarter of 2012, after adjusting for assets divested in 2012. Sales volumes exceeded production volumes in the quarter by approximately 2 MBoe/d due to the timing of liftings. The sales volume split for the quarter was 44 percent liquids, 30 percent international natural gas, and 26 percent U.S. natural gas.

Sales volumes from international assets were a record 120 MBoe/d for the second quarter of 2013, an increase of 33 percent compared to the second quarter of 2012, excluding volumes from discontinued operations in the North Sea. The increase was primarily due to the commencement of sales at the Tamar natural gas field offshore Israel.

U.S. volumes totaled 140 MBoe/d for the second quarter of 2013, an increase of 14 percent compared to the same quarter last year, excluding volumes from divested assets. Growth from the horizontal plays in the DJ Basin and Marcellus Shale were the primary contributors to the increase. Production in the second quarter of 2013 was impacted by third-party facility downtime in the deepwater Gulf of Mexico, as well as late winter storms in Colorado.

Global crude oil and condensate prices averaged $96.84 per barrel for the second quarter of 2013, compared to $99.67 per barrel in the same quarter of last year. Natural gas realizations averaged $4.04 per thousand cubic feet (Mcf) in the U.S., up 92 percent primarily due to improved natural gas fundamentals, and averaged $4.92 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged $30.05 per barrel, which represented 32 percent of the average West Texas Intermediate crude oil price for the quarter.

OPERATING EXPENSES
Total production costs per barrel of oil equivalent (Boe), including lease operating expense (LOE), production and ad valorem taxes, and transportation were $8.88 per Boe, up eight percent from the second quarter of 2012. LOE and depreciation, depletion, and amortization (DD&A) per Boe were $5.92 and $15.55, respectively. LOE unit costs were up for the quarter and reflect temporary maintenance costs in the Gulf of Mexico and increased operations in Israel. Significant seismic activities in the Falklands and Cyprus, as well as dry hole costs associated with the deep target at Gunflint were included in exploration expense. The adjusted effective tax rate for the second quarter of 2013 was 26 percent with 20 percent deferred.

OPERATIONS UPDATE
In the DJ Basin, production averaged 90 MBoe/d for the second quarter. The horizontal program accounted for a record 50 MBoe/d of production, up from 45 MBoe/d last quarter. Liquid volumes accounted for 62 percent of total sales. The Company is operating nine rigs in the greater Wattenberg area and two in Northern Colorado. During the quarter, 75 wells were drilled and 69 wells were completed. Six of the wells drilled during the quarter were extended-reach lateral wells. The extended-reach lateral program continues to deliver superior results and returns. Currently, 23 wells are on line with lateral lengths ranging from 6,500 to 10,000 feet.

In the Marcellus Shale, the Company is operating three horizontal rigs in the wet gas area and anticipates adding two additional horizontal rigs in the second half of the year. During the quarter, drilling operations in the Majorsville and Normantown areas resulted in 14 operated wells reaching total depth. The Company drilled its longest lateral to date with total in-zone pay length of more than 10,400 feet. In June, the 11-well WEB-4 pad was brought online at an initial gross production rate of over 50 MMcf/d plus 3 thousand barrels per day of liquids. CONSOL Energy, the Company's joint venture partner, is operating two horizontal rigs in the dry gas area. Total joint venture production for the quarter averaged 112 MMcfe/d net.

In the Gulf of Mexico, a second appraisal well at Gunflint successfully encountered hydrocarbon pay within the primary reservoir targets. The development of the Gunflint project is expected to be a subsea tie-back and is targeted to be sanctioned by the end of 2013. Troubadour, a low-risk exploration prospect adjacent to the Big Bend discovery, is currently drilling with results expected in the third quarter. Following the farm-out of a portion of its interest in Troubadour, the Company is operating the prospect with a working interest of 60 percent.

In the Eastern Mediterranean, Tamar became fully operational in the second quarter and had uptime reliability of more than 99 percent. Gross production in Israel averaged 676 MMcfe/d, with Tamar contributing 636 MMcfe/d. Tamar reported a single-day production high of 784 MMcfe/d during the second quarter of 2013. Plans continue to progress for an expansion of the Ashdod onshore receiving terminal, which handles our gas production in Israel. The Company announced a natural gas discovery at the Karish prospect offshore Israel with an estimated resource range between 1.6 and 2.0 trillion cubic feet of natural gas (Tcf). Total discovered gross mean resources in the Levant Basin are now estimated to be approximately 38 Tcf. Appraisal drilling of the natural gas discovery in Cyprus was initiated during the second quarter and is projected for completion in the third quarter.

In West Africa, the Alen field commenced production late in the second quarter, significantly ahead of schedule and less than two and a half years from the time of sanction. Commissioning efforts are underway with full operations expected by the end of the third quarter. The Aseng field reached a milestone of 35 million barrels of oil produced and recently came off plateau as expected, currently producing approximately 50 thousand barrels of oil per day, gross.

UPDATED GUIDANCE
The full year volume guidance range for 2013 remains unchanged at 270 to 282 MBoe/d. Third quarter 2013 volumes are expected to average 285 to 295 MBoe/d, with the midpoint representing an increase of 30 MBoe/d, or approximately 12 percent versus the second quarter of 2013. The increase is largely attributable to the ramp up of Alen, additional natural gas sales from Tamar and the continued acceleration of activity in the DJ Basin and the Marcellus Shale wet gas area.

All other annual guidance ranges remain unchanged.

(1)
Noble Energy has divested the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release.

(2)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the 'Investors' page at www.nobleenergyinc.com. Conference call numbers for participation are 877-675-4753 or 719-325-4835 with the passcode 9902299. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 943-1789
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy' s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy's offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy's overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "gross mean resource". These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income from Continuing Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	Per Diluted Share	2012	Per Diluted Share [3]	2013	Per Diluted Share	2012	Per Diluted Share [3]
Net Income	$377	$1.04	$292	$0.79	$639	$1.76	$556	$1.53
Discontinued Operations, Net of Tax	(19)	(0.05)	(17)	(0.05)	(49)	(0.13)	(32)	(0.09)
Income from Continuing Operations	358	0.99	275	0.74	590	1.63	524	1.44
Unrealized gains on commodity derivative instruments	(159)	(0.44)	(277)	(0.77)	(80)	(0.22)	(204)	(0.56)
Gain on divestitures [1]	—	—	(9)	(0.02)	(12)	(0.03)	(9)	(0.03)
Asset impairment	—	—	73	0.20	—	—	73	0.20
Other adjustments	10	0.03	—	—	(4)	(0.01)	—	—
Total adjustments before tax	(149)	(0.41)	(213)	(0.59)	(96)	(0.26)	(140)	(0.39)
Income tax effect of adjustments [2]	40	0.11	75	0.21	23	0.06	49	0.14
Adjusted Income from Continuing Operations	$249	$0.69	$137	$0.36	$517	$1.43	$433	$1.19
Weighted average number of shares outstanding
Diluted	363		361		362		360

NOTE:
Adjusted income from continuing operations should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income from continuing operations is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income from continuing operations is beneficial in evaluating our financial performance as it primarily excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations

All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]	During the six months ended June 30, 2013 and 2012, we completed the sale of certain non-core onshore U.S. properties.

[2]
The income tax effects of adjusting items for 2013 and 2012 are determined by applying the statutory tax rate to each adjusting item. Prior to first quarter 2013, the income tax effects were determined by calculating the tax provision for GAAP net income from continuing operations, which included the adjusting items, and comparing the results to the tax provision for adjusted earnings from continuing operations, which excluded the adjusting items. The difference in the tax provision calculations represented the tax impact of the adjusting items.

[3]
The diluted earnings per share calculations for the three and six months ended June 30, 2012 include a decrease to net income of $7 million and $5 million, net of tax, respectively related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Crude oil and condensate	$817	$769	$1,667	$1,588
Natural gas	253	117	432	270
Natural gas liquids	42	48	97	112
Income from equity method investees	37	31	96	83
Total revenues	1,149	965	2,292	2,053
Operating Expenses
Lease operating expense	140	100	257	205
Production and ad valorem taxes	43	44	86	81
Transportation and gathering expense	27	24	55	45
Exploration expense	90	167	151	227
Depreciation, depletion and amortization	368	325	734	619
General and administrative	104	96	216	193
Other operating expense, net	16	71	8	83
Total operating expenses	788	827	1,507	1,453
Operating Income	361	138	785	600
Other (Income) Expense
Gain on commodity derivative instruments	(161)	(276)	(89)	(180)
Interest, net of amount capitalized	33	27	58	59
Other non-operating (income) expense, net	3	(3)	12	(3)
Total other (income) expense	(125)	(252)	(19)	(124)
Income from Continuing Operations Before Income Taxes	486	390	804	724
Income Tax Provision	128	115	214	200
Income from Continuing Operations	358	275	590	524
Discontinued Operations, Net of Tax	19	17	49	32
Net Income	$377	$292	$639	$556
Earnings Per Share [1]
Basic
Income from continuing operations	$1.00	$0.77	$1.64	$1.47
Discontinued operations, net of tax	0.05	0.05	0.14	0.09
Net Income	$1.05	$0.82	$1.78	$1.56
Diluted
Income from continuing operations	$0.99	$0.74	$1.63	$1.44
Discontinued operations, net of tax	0.05	0.05	0.13	0.09
Net Income	$1.04	$0.79	$1.76	$1.53
Weighted average number of shares outstanding [1]
Basic	359	356	358	355
Diluted	363	361	362	360

[1]	All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	58	46	60	44
Equatorial Guinea	31	34	29	35
China	4	5	4	5
Total consolidated operations	93	85	93	84
Equity method investee	1	1	2	2
Total sales volumes	94	86	95	86
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$94.29	$94.49	$95.02	$97.70
Equatorial Guinea	101.44	104.55	106.20	111.38
China	97.92	115.41	103.66	120.93
Consolidated average realized prices	$96.84	$99.67	$98.87	$104.70
Natural Gas Sales Volumes (MMcf/d)
United States	404	431	406	432
Equatorial Guinea	252	215	249	222
Israel	220	60	166	84
Total consolidated operations	876	706	821	738
Natural Gas Realized Prices ($/Mcf)
United States	$4.04	$2.10	$3.68	$2.36
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	4.92	5.44	5.00	4.84
Consolidated average realized prices	$3.18	$1.82	$2.91	$2.01
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	15	16	15	16
Equity method investee	5	4	6	5
Total sales volumes	20	20	21	21
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$30.05	$33.06	$34.63	$37.46
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	140	134	143	132
Equatorial Guinea	73	70	70	72
Israel	37	10	28	14
China	4	5	4	5
Total consolidated operations	254	219	245	223
Equity method investee	6	5	8	7
Total barrels of oil equivalent from continuing operations	260	224	253	230
Total barrels of oil equivalent from discontinued operations	2	7	1	7
Total barrels of oil equivalent	262	231	254	237

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$706	$1,387
Accounts receivable, net	847	964
Other current assets	358	420
Total current assets	1,911	2,771
Net property, plant and equipment	14,753	13,551
Goodwill	631	635
Other noncurrent assets	703	597
Total Assets	$17,998	$17,554
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,370	$1,508
Other current liabilities	1,123	1,024
Total current liabilities	2,493	2,532
Long-term debt	3,547	3,736
Deferred income taxes	2,269	2,218
Other noncurrent liabilities	814	810
Total Liabilities	9,123	9,296
Total Shareholders’ Equity	8,875	8,258
Total Liabilities and Shareholders’ Equity	$17,998	$17,554

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow from Continuing Operations and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted Income from Continuing Operations [1]	$249	$137	$517	$433
Adjustments to reconcile adjusted income from continuing operations to discretionary cash flow from continuing operations:
Depreciation, depletion and amortization	368	325	734	619
Exploration expense	90	167	151	227
(Income)/Dividends from equity method investments, net	17	22	(18)	(7)
Deferred compensation (income) expense	3	(11)	14	(8)
Deferred income taxes	17	(16)	88	51
Stock-based compensation expense	20	17	38	33
Other	1	(1)	2	(2)
Discretionary Cash Flow from Continuing Operations	$765	$640	$1,526	$1,346
Reconciliation to Operating Cash Flows
Net changes in working capital	(159)	(123)	(168)	(64)
Cash exploration costs	(60)	(48)	(114)	(101)
Current tax expense (benefit) of earnings adjustments	—	—	(5)	—
Impact of Discontinued Operations	1	33	(3)	56
Other adjustments	(8)	4	8	10
Net Cash Provided by Operating Activities	$539	$506	$1,244	$1,247

Capital expenditures (accrual based)	$1,135	$859	$2,040	$1,822
Increase in other capital lease obligations [2]	31	—	36	—
Total Capital Expenditures (Accrual Based)	$1,166	$859	$2,076	$1,822

NOTE:
The table above reconciles discretionary cash flow from continuing operations to net cash provided by operating activities. While discretionary cash flow from continuing operations is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow from continuing operations is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow from continuing operations is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income from Continuing Operations.

[2]	Other capital lease obligations mainly represents the increase in estimated construction in progress to date on a crude oil trunkline in the DJ Basin.